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                                                                Exhibit 11(a)

                            BLUE WAVE SYSTEMS INC.

                    COMPUTATION OF PER SHARE INCOME (LOSS)
                   (in thousands, except per share amounts)

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                                                                                                 Three Months Ended
                                                                                                    September 30,
                                                                                           1998                          1997
                                                                                      --------------                ---------------
                                                                                                                        (restated)
Basic Income (Loss) Per Share:
 Net income (loss) applicable to common stock                                               $  (777)                     $   442
                                                                                            =======                      =======

 Weighted average shares outstanding                                                         13,014                       10,366

Basic income (loss) per share                                                               $ (0.06)                     $  0.04
                                                                                            =======                      =======


Diluted Income (Loss) Per Share:
 Weighted average shares outstanding                                                         13,014                       10,366

 Effect of common stock equivalents:
  Options granted                                                                               N/A                        3,511
  Weighted average exercised options outstanding for portion of period,
    net of equivalent shares purchased at average fair market value                             N/A                          162
  Effect of using option proceeds to repurchase common stock at
    average fair market value                                                                   N/A                       (1,320)
                                                                                            -------                      -------
     Total common stock equivalents                                                               -                        2,353
                                                                                            -------                      -------
                                                                                             13,014                       12,719
                                                                                            -------                      -------

Diluted income (loss) per share                                                             $ (0.06)                     $  0.03
                                                                                            =======                      =======
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